Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First-Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone," "BSM", or "the Partnership") today reports its financial and operating results for the first quarter of 2025.

Financial and Operational Highlights

•Mineral and royalty production for the first quarter of 2025 was 34.2 MBoe/d; total production, including working-interest volumes, was 35.5 MBoe/d for the quarter.
•Net income for the first quarter was $15.9 million, and Adjusted EBITDA for the quarter totaled $82.2 million.
•Distributable cash flow was $73.7 million for the first quarter.
•Black Stone announced a distribution of $0.375 per unit with respect to the first quarter of 2025. Distribution coverage for all units was approximately 0.93x.
•Total debt at the end of the first quarter was $63.0 million; as of May 2, 2025, total debt was also $63.0 million with approximately $4.3 million of cash on hand.

Management Commentary

Thomas L. Carter, Jr., Black Stone’s Chairman, Chief Executive Officer and President, commented, “Despite recent market volatility, our financial position and asset outlook remain strong, and we are maintaining our quarterly distribution of $0.375 per unit. Distribution coverage for the quarter was 0.93x; however, this lower level of coverage was partially driven by an expenditure related to a seismic license that further bolsters our subsurface evaluation and potential mineral acquisitions in the expanded Shelby Trough area. During the quarter, we continued to progress on our targeted mineral acquisitions and remain confident in the long-term growth opportunities that program provides for our unitholders. Finally, we are staying keenly aware of the current price environment and activity across all of our assets, and we expect to continue to benefit from near-term development activity and production on certain unique, high-interest acreage in both oil- and gas-focused regions.”

Quarterly Financial and Operating Results

Production

Black Stone reported mineral and royalty volumes of 34.2 MBoe/d (78% natural gas) for the first quarter of 2025, compared to 34.8 MBoe/d for the fourth quarter of 2024 and 38.1 MBoe/d for the first quarter of 2024.

Working-interest production was 1.3 MBoe/d in the first quarter of 2025, 1.3 MBoe/d in the fourth quarter of 2024, and 2.2 MBoe/d in the first quarter of 2024. The continued year-over-year decline in working-interest volumes is consistent with the Partnership’s decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 35.5 MBoe/d (96% mineral and royalty, 78% natural gas) for the first quarter of 2025, compared to 36.1 MBoe/d and 40.3 MBoe/d for the fourth quarter of 2024 and the first quarter of 2024, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $33.94 for the first quarter of 2025. This is an increase of 10% from $30.81 per Boe in the fourth quarter of 2024 and a 10% increase from $30.87 in the first quarter of 2024.

Black Stone reported oil and gas revenue of $108.3 million for the first quarter of 2025, an increase of 6% from $102.3 million in the fourth quarter of 2024. Oil and gas revenue in the first quarter of 2024 was $113.2 million.

The Partnership reported a loss on commodity derivative instruments of $56.0 million for the first quarter of 2025, composed of a $3.6 million loss from realized settlements and a non-cash $52.4 million unrealized loss due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported losses of $20.6 million and $11.3 million on commodity derivative instruments for the fourth quarter of 2024 and the first quarter of 2024, respectively.

Lease bonus and other income was $6.9 million for the first quarter of 2025. Lease bonus and other income for the fourth quarter of 2024 and the first quarter of 2024 was $2.0 million and $3.5 million, respectively.

The Partnership reported net income of $15.9 million for the first quarter of 2025, compared to net income of $46.3 million in the preceding quarter. For the first quarter of 2024, the Company reported net income of $63.9 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2025 was $82.2 million, which compares to $90.1 million in the fourth quarter of 2024 and $104.1 million in the first quarter of 2024. Distributable cash flow for the first quarter of 2025 was $73.7 million. For the fourth quarter of 2024 and the first quarter of 2024, distributable cash flow was $81.9 million and $96.4 million, respectively.

Financial Position and Activities

As of March 31, 2025, Black Stone had $2.4 million in cash, with $63.0 million drawn under its credit facility. As of May 2, the Partnership had approximately $4.3 million in cash, and $63.0 million of debt was outstanding under the credit facility.

On April 30, 2025, Black Stone's borrowing base under the credit facility was reaffirmed, and total commitments under the credit facility were maintained at $375.0 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

First Quarter 2025 Distributions

As previously announced, the Board approved a cash distribution of $0.375 for each common unit attributable to the first quarter of 2025. The quarterly distribution coverage ratio attributable to the first quarter of 2025 was approximately 0.93x. The distribution will be paid on May 15, 2025 to unitholders of record as of the close of business on May 8, 2025.

Activity Update

Development Activity

At the end of the first quarter, EXCO was operating one rig, and Aethon was operating three rigs on the Partnership’s Angelina, Nacogdoches, and San Augustine acreage in the Shelby Trough. During the quarter, Aethon successfully turned to sales 11 gross (0.7 net) wells, with the majority of the wells showing improved results compared to older offsets. Aethon’s development program remains on track, with an estimated 17 gross (1.0 net) additional wells expected to turn to sales during the remainder of 2025.

In the Louisiana Haynesville, development continued under the Partnership’s Accelerated Drilling Agreements (“ADAs”). These agreements provide greater near-term certainty by accelerating development and associated revenue in BSM’s high-interest areas in exchange for a modest reduction in royalty burden. During the first quarter, two gross (0.2 net) wells in De Soto Parish were turned to sales under BSM’s ADAs.

In the Permian Basin, the Partnership continues to monitor several large-scale development projects expected to generate meaningful liquids volumes in 2025 and beyond. As previously disclosed, a large operator has planned more than 35 gross (1.25 net) wells in Culberson County, Texas. To date, 24 of these wells have been spud. We anticipate nine gross wells to turn to sales in the fourth quarter of 2025, with the remainder expected in the first half of 2026.

Acquisition Activity

Black Stone’s commercial strategy since 2021 has been focused on attracting capital and securing drilling commitments in areas where the Partnership already owns significant minerals. Management made the decision to expand this growth strategy by adding to the Partnership’s mineral portfolio through strategic, targeted efforts primarily in the Shelby Trough area. In the first quarter of 2025, Black Stone acquired $14.2 million of additional (primarily non-producing) mineral and royalty interests. From September 2023 through today, the Partnership has completed $160.6 million of mineral and royalty acquisitions. Black Stone’s commercial strategy includes the continued evaluation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership's existing positions.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2025 and 2026. The Partnership's hedge position as of May 2, 2025 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
2Q25	555	$71.22
3Q25	555	$71.22
4Q25	555	$71.22
1Q26	390	$64.89
2Q26	390	$64.89
3Q26	390	$64.89
4Q26	390	$64.89

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q25	10,920	$3.36
3Q25	11,040	$3.45
4Q25	11,040	$3.45
1Q26	11,700	$3.67
2Q26	11,830	$3.67
3Q26	11,960	$3.67
4Q26	11,960	$3.67

More detailed information about Black Stone's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2025, which is expected to be filed on or around May 6, 2025.

Conference Call

Black Stone will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2025 on Tuesday, May 6, 2025 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 715-9871 for domestic participants and (646) 307-1963 for international participants, the conference ID for the call is 8003975. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•domestic and foreign trade policies, including tariffs and other controls on imports or exports of goods, including energy products;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Taylor DeWalch
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2025	2024

REVENUE
Oil and condensate sales	$50,093	$71,224
Natural gas and natural gas liquids sales	58,235	42,011
Lease bonus and other income	6,925	3,548
Revenue from contracts with customers	115,253	116,783
Gain (loss) on commodity derivative instruments	(56,001)	(11,290)
TOTAL REVENUE	59,252	105,493
OPERATING (INCOME) EXPENSE
Lease operating expense	2,162	2,432
Production costs and ad valorem taxes	10,185	13,038
Exploration expense	5,110	3
Depreciation, depletion, and amortization	9,130	11,639
General and administrative	15,172	14,090
Accretion of asset retirement obligations	332	317
TOTAL OPERATING EXPENSE	42,091	41,519
INCOME (LOSS) FROM OPERATIONS	17,161	63,974
OTHER INCOME (EXPENSE)
Interest and investment income	64	670
Interest expense	(1,397)	(629)
Other income (expense)	120	(88)
TOTAL OTHER EXPENSE	(1,213)	(47)
NET INCOME (LOSS)	15,948	63,927
Distributions on Series B cumulative convertible preferred units	(7,366)	(7,367)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$8,582	$56,560
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	8,582	56,560
	$8,582	$56,560
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.04	$0.27
Per common unit (diluted)	$0.04	$0.27
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	211,253	210,654
Weighted average common units outstanding (diluted)	211,253	210,654

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2025	2024

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	716	923
Natural gas (MMcf)[1]	14,853	16,470
Equivalents (MBoe)	3,192	3,668
Equivalents/day (MBoe)	35.5	40.3
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$69.96	$77.17
Natural gas ($/Mcf)[1]	3.92	2.55
Equivalents ($/Boe)	$33.94	$30.87
Revenue:
Oil and condensate sales	$50,093	$71,224
Natural gas and natural gas liquids sales[1]	58,235	42,011
Lease bonus and other income	6,925	3,548
Revenue from contracts with customers	115,253	116,783
Gain (loss) on commodity derivative instruments	(56,001)	(11,290)
Total revenue	$59,252	$105,493
Operating expenses:
Lease operating expense	$2,162	$2,432
Production costs and ad valorem taxes	10,185	13,038
Exploration expense	5,110	3
Depreciation, depletion, and amortization	9,130	11,639
General and administrative	15,172	14,090
Other expense:
Interest expense	1,397	629
Per Boe:
Lease operating expense (per working-interest Boe)	$18.66	$12.22
Production costs and ad valorem taxes	3.19	3.55
Depreciation, depletion, and amortization	2.86	3.17
General and administrative	4.75	3.84
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2025	2024

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$15,948	$63,927
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	9,130	11,639
Interest expense	1,397	629
Income tax expense (benefit)	(85)	135
Accretion of asset retirement obligations	332	317
Equity–based compensation	3,055	2,383
Unrealized (gain) loss on commodity derivative instruments	52,390	25,087
Adjusted EBITDA	82,167	104,117
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(1)
Cash interest expense	(1,123)	(361)
Preferred unit distributions	(7,366)	(7,367)
Distributable cash flow	$73,677	$96,388

Total units outstanding[1]	211,636	210,704
Distributable cash flow per unit	0.348	0.457
1 The distribution attributable to the three months ended March 31, 2025 is estimated using 211,636,423 common units as of May 2, 2025; the exact amount of the distribution attributable to the three months ended March 31, 2025 will be determined based on units outstanding as of the record date of May 8, 2025. Distributions attributable to the three months ended March 31, 2024 were calculated using 210,703,884 common units as of the record date of May 10, 2024.